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                                                                  EXHIBIT (a)(4)

                       [LOGO OF BANCFIRST APPEARS HERE]

                OFFER TO PURCHASE FOR CASH A MINIMUM OF 100,000
                SHARES AND A MAXIMUM OF 1,000,000 SHARES OF ITS
                 COMMON STOCK AT A PURCHASE PRICE NOT GREATER
                  THAN $38.00 NOR LESS THAN $34.00 PER SHARE

                                  May 3, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        BancFirst Corporation, an Oklahoma corporation (the "Company"), is making an offer to purchase for cash up to 1,000,000 shares of its common stock, $1.00 par value (the "Shares"), at prices not greater than $38.00 nor less than $34.00 per Share and upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 3, 1999, and in the related Letter of Transmittal (which together constitute the "Offer"). We enclose the materials listed below relating to the Offer.

        The Company will determine a single per Share price (not greater than $38.00 nor less than $34.00 per Share) (the "Purchase Price"), that it will pay for Shares validly tendered pursuant to the Offer taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the Purchase Price which will allow it to buy 1,000,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $38.00 nor less than $34.00 per Share, subject to the condition that there must be at least 100,000 Shares validly tendered at prices not greater than $38.00 nor less than $34.00 per Share (the "Minimum Condition")) pursuant to the Offer. All Shares validly tendered at prices at or below the Purchase Price will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms thereof and the Minimum Condition. See Section 1 of the Offer to Purchase.

        If, prior to the Expiration Date, more than 1,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase first from Odd Lot Owners (as defined in Section 2 of the Offer to Purchase) who validly tender all of their Shares at or below the Purchase Price and then on a pro rata basis, if necessary, from all other stockholders whose Shares are validly tendered at or below the Purchase Price.

        THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, AT PRICES NOT GREATER THAN $38.00 PER SHARE NOR LESS THAN $34.00 PER SHARE, A MINIMUM OF 100,000 SHARES, WHICH NUMBER CONSTITUTES APPROXIMATELY 1.05%% OF THE SHARES OUTSTANDING ON MARCH 31, 1999. FOR OTHER CONDITIONS TO THE OFFER, SEE "THE OFFER-SECTION 6."

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.   Offer to Purchase, dated May 3, 1999.

        2. Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        3. Letter, dated May 3, 1999, from David E. Rainbolt, President and Chief Executive Officer, to stockholders of the Company;
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        4.   Letter of Transmittal for your use and for the information of your clients (together with accompanying Substitute Form W-9
             Guidelines);

        5. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if the procedure for book-entry transfer cannot be completed on a timely basis; and

        6. Return envelope addressed to IBJ Whitehall Bank & Trust Company, the Depositary.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 1, 1999, UNLESS THE OFFER IS EXTENDED.

        No fees or commissions will be payable to brokers, dealers or any other persons for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

        In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary or the Forwarding Agent with either certificate(s) representing the tendered Shares, or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        As described in Section 3 of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer, if such tenders are made by or through a broker or dealer which is a member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States which is a member of one of the Stock Transfer Association's approved medallion programs (such as Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program). Certificates for Shares so tendered (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the "Book-Entry Transfer Facility" described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be sent ONLY to the Depositary and must be received by the Depositary within three National Market System trading days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

        Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone number set forth on the back cover page of the Offer to Purchase.

        Additional copies of the enclosed material may be obtained from the Information Agent, MacKenzie Partners, Inc. Telephone (800) 322-2885 (Toll
Free).

                                        Very truly yours,


                                        BANCFIRST CORPORATION

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR THE FORWARDING AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.